Exhibit 4.2

Shenzhen Property Lease

Agreement

(Non-residential)

By Housing and Construction Bureau of Shenzhen Municipality

November 2019

Explanations

1. The text of this Agreement is a template. When signing it, both parties may make changes to the terms and conditions contained herein as actually needed to the extent permitted by the applicable laws and regulations.

2. Before signing this Agreement, the lessor and the lessee shall provide the materials required below:

(1) The lessor shall show the lessee the certificate of title in real estate, the property trading contract, or other valid documents proving its right to lease.

When entrusted by another person to lease a property for it, the lessor shall also provide the power of attorney issued by the person.

Where a co-owned property is leased, the lessor shall also provide the proof of consent to lease from all co-owners and their power of attorney.

In the case of a sublease, the sub-lessor shall also provide the documents or materials proving the lessor’s consent to sublease.

(2) The lessee shall provide the lessor with its authentic, legitimate, and valid identity document (ID).

3. Both parties shall negotiate for the items to be selected in the □, to be filled in the blank spaces, and to be deleted or added in this Agreement. Choose the content to be selected in the □ by ticking √. Where an item followed by blank spaces is not applicable, a string of “X” shall be added to fill in the blank spaces, indicating the deletion.

4. As to the content not set out or not clearly set out in this Agreement, the lessor and the lessee may make complementary stipulations in the blank lines following the relevant terms or conditions or in Appendix I Supplementary Provisions, depending on the actual circumstances.

5. Both parties may decide the number of original copies of this Agreement as actually needed and carefully check when signing this Agreement to ensure that the content of each copy is consistent. Each party shall hold at least one original copy of this Agreement.

6. If this Agreement is dissolved or if there is a major change in the lease term, rental rate, leased space, and other content of this Agreement, the parties shall go to the original registration and filing authority for going through relevant procedures.

7. The parties to this Agreement shall have full capacity for civil conduct when signing this Agreement, fully understand their respective rights, obligations, and responsibilities, and voluntarily act in strict accordance with this Agreement.

8. An industrial property for lease shall strictly comply with the Measures for Regulating the Industrial Real Estate Leasing Market and Stabilizing Lease Prices (Trial) (SF.F.G. (2019) No.8), a document released by the Shenzhen Municipal People’s Government.

Special note: The lessor is obligated to remind the lessee of the important matters set out in this Agreement. The lessee shall prudently enter into this Agreement. Before signing this Agreement, it shall carefully read the terms and conditions contained herein, especially those offering options for selection, having blank spaces to be supplemented, or requiring modification, thus aware of potential risks.

Property Lease Agreement

Lessor (Party A): Cheng Kwan Hung, Zheng Hongrong

ID type: ☐√ID card         ☐Passport         ☐Unified social credit code         ☐Others_____________

ID No.: ___________________________

Property information coding card No.: _______________________________________________________

Mailing address: __________________________________________________________

Tel.: __________________________________________________________

☐Entrusted agent/□Legal representative:

ID type: ☐ID card         ☐Passport         ☐√Unified social credit code         ☐Others

ID No.: _________________________________________________________

Mailing address: ______________________________________________________________

Tel.: __________________________________________________________

Lessee (Party B): Samfine Printing (Shenzhen) Co., Ltd.

ID type: ☐ ID card        ☐ Passport        ☐ √Unified social credit code         ☐ Others

ID No.: _________________________

Mailing address: Henghemin Industrial Zone, Langxin Community, Shiyan Sub-district, Bao’an District, Shenzhen

Tel.:_________________________________

☐Entrusted agent/☐√Legal representative: Zheng Ronghua

ID type: ☐ID card        ☐Passport        ☐Unified social credit code          ☐Others

ID No.: ____________________________________________

Mailing address: ____________________________________________

Tel.:_____________________________________________

Following the principles of equality, free will, fairness, and good faith, Party A and Party B hereby enter into consultations to reach this Agreement on matters related to property lease according to the Contract Law of the People’s Republic of China, the Urban Real Estate Management Law of the People’s Republic of China, the Administrative Measures for the Leasing of Commodity Housing, the Decision of the Standing Committee of Shenzhen People’s Congress on Strengthening the Responsibility to Protect Housing Lease Security, the Notice of the Shenzhen Municipal People’s Government on the Release of Several Measures for Regulating the Industrial Real Estate Market and Stabilizing Lease Prices (Trial), and other pertinent laws and regulations.

Article 1 The basic information of the leased property

1.1 Party A leases to Party B the the □whole/□ part of the property located at No. ______, Floor ______, Building ______, Henghemin Industrial Zone Mansion, Langxin Community, Shiyan Sub-district, Bao’an District, Shenzhen, China, with the gross floor area of ______ square meters (including the usable floor area: 9,456.9 square meters and the shared floor area: ______ square meters) (see Appendix II Property Floor Plan for details), the use of the property as          a        plant,                         and                   the                 housing                   code: ____________________________________ .

1.2 The tenure status of the leased property

The owner or legitimate user of the real estate rights is Cheng Kwan Hung and Zheng Hongrong. Party A holds □the property ownership certificate or real estate right certificate/□the property trading contract/□the property lease contract/□other documents proving the source of property, with the property ownership certificate or real estate right certificate No.       as [-]. The leased property ☐is/☐isn’t mortgaged.

1.3 Decoration of the leased property:                              (Supplementary explanation of the decoration details can be provided by both Party A and Party B in Appendix II of this Agreement).

1.4 Conditions of ancillary facilities in the leased property

☐ The leased property is empty without any facilities or equipment.

☐ There are facilities and equipment installed in the leased property. Please refer to Appendix III Letter of Confirmation for Property Delivery for details.

Article 2 Lease term

2.1 Party B shall lease the property for a period from May 2, 2025 to May 1, 2031, which totals 6 years or 72 months (the maximum period stipulated by laws and regulations shall not be exceeded, and the term of the lease contract for a single industrial property shall not be less than 1 year in principle).

2.2 Rent-free period

☐ Party B is entitled to a rent-free period of ____ month/day (included in the lease period) from ________ (MMDDYYYY) to ________ (MMDDYYYY). During the rent-free period, Party B shall not be required to pay rent to Party A, but shall bear all expenses such as water bills, electricity bills, gas bills, and property management fees. Upon the expiration of such period, Party B shall pay rent to Party A in accordance with this Agreement regardless of whether Party B uses the leased property or not.

☐ Party B is not entitled to a rent-free period, with the rent, management fees, and other expenses accrued from the date of property delivery by Party A.

Article 3 Rent

3.1 The rent of the leased property shall be calculated given □the usable floor area/□the gross floor area, and the total monthly rent shall be RMB275,000 (in words:      two hundred and fifty thousand yuan only).

3.2 Rent payment schedule: Rent shall be paid monthly. Party B shall pay rent to Party A before the 10th day of each month. Party A shall issue a receipt voucher to Party B when collecting rent from Party B.

3.3 Method of rent payment: Party B shall pay the rent to Party A by ☐cash/☐√bank transfer/☐other methods _______________________________before the agreed date for rent payment.

When paying by bank transfer, Party B shall credit the rent to the account designated by Party A as follows.

Account name: Cheng Kwan Hung_____________________________________________

Opening bank: China Merchants Bank Co., Ltd. Shenzhen Head Office Building Business Department__

Account No.: 4100620000241188_________________________________________________________

3.4 During the lease term, Party A shall not unilaterally raise the rent.

3.5 Both parties agree that the rent shall be ☐increased/☐decreased by __5___% on the basis of the previous year’s rent rate every ___2__ years starting from the ___1__st year of the lease term onwards. Details are as follows:

(1) The rent rate is RMB _275,000_/month (in words: _____ yuan only) for the period from _05/02/2025__ (MMDDYYYY) to _05/01/2027_ (MMDDYYYY).

(2) The rent rate is RMB _288,750_/month (in words: _____ yuan only) for the period from _05/02/2027__ (MMDDYYYY) to _05/01/2029_ (MMDDYYYY).

(3) The rent rate is RMB _303,187_/month (in words: _____ yuan only) for the period from _05/02/2029__ (MMDDYYYY) to _05/01/2031_ (MMDDYYYY).

（                                                                                      4                                                          ）__________________________ ..

Article 4 Lease deposit

4.1 Within 5 days after the signing of this Agreement, Party B shall pay to Party A a deposit equivalent to the rent of _____ months (up to two months) in RMB _____ (in words: __________ yuan only).____________. When Party A collects the deposit from Party B, it shall issue a receipt voucher to Party B.

4.2 The deposit paid by Party B is not an advance payment of rent or other fees made by Party B, but only a guarantee for Party B to fulfill its obligations under this Agreement. Party A shall return the remaining portion of the lease deposit to Party B without interest after deducting the rent, expenses, and damages for breach of contract payable by Party B (if there is a balance of rent, it shall be returned together) within 5 days after the expiration of the lease term or the dissolution of this Agreement, when the following conditions are met:

(1) Party B has not caused damage to the leased property or has repaired the caused damage.

(2) Party B returns the leased property (including the ancillary facilities) to Party A in the manner agreed in this Agreement.

(3) If Party B uses the address of the leased property for industrial and commercial registration, it has changed the registration address and gone through other procedures stipulated by laws and governments.

Article 5 Other expenses

5.1 During the lease term, Party A shall pay the taxes and fees related to the lease of the property that should be borne by Party A according to the applicable laws and regulations.

5.2 During the lease term, other expenses such as □water bills/□electricity bills/□gas bills/□property management fees/□cable charges/□telephone rates/□network costs/□ __________ arising from Party B’s use of the leased property shall be borne by Party B on its own. The billing rates are as follows (if the public utilities or property management service providers adjust their charging rates according to the law, the new rates shall prevail):

Water price:____________yuan/ton; electricity price: _________yuan/kWh; yuan/kWh;

Gas price:_____________yuan/cubic meter; property management fee: _________yuan/square meter/month;

Others: _______________.

5.3 Party B shall pay the bills within the prescribed time limit after receiving the notice of payment or the proof of charge provided by Party A. Otherwise, it shall bear the late payment penalties, damages for breach of contract, and related legal consequences arising therefrom.

Article 6 Delivery and acceptance of the leased property

6.1 Party A shall deliver the leased property to Party B before ________ (MMDDYYYY) and ensure that the property and its ancillary facilities are safe and qualified (including air quality).

6.2 Party B shall enter the leased property and inspect the equipment and facilities installed there when Party A delivers the property. Both parties shall sign the Letter of Confirmation for Property Delivery (see Appendix III).

6.3 Both parties shall recognize in particular that the delivery of the leased property shall be deemed to be completed, if Party B has entered the property for decoration without signing the Letter of Confirmation for Property Delivery.

Article 7 Decoration

7.1 □ On the premise of not affecting the structure of the leased property, Party A agrees that Party B may decorate the property. If the approval of the competent authorities is required, the decoration shall be reported in advance to the relevant authorities for approval by □Party A/□Party B upon the entrustment of Party A. After the expiration of the lease term or the dissolution of this Agreement, the decorations shall □be dismantled and restored to their original state by Party B/□be owned by Party A at a discount price/□be owned by Party A free of charge/☐ others _________________.

☐ Party A disagrees with Party B to decorate the leased property.

7.2 Decoration deposit: 7.2 Decoration deposit: For the decoration in accordance with Article 7.1 of this Agreement, Party B shall pay to Party A or the unit designated by it a decoration deposit of RMB _______ (in words: _______ yuan only) within _______ working days before the date when the decoration process commences_________. Upon completion of the decoration and acceptance by the fire department, Party A or the unit designated by it shall return the decoration deposit to Party B without interest.

Article 8 Use and maintenance of the property

8.1 During the lease term, Party B shall use the leased property and its ancillary facilities normally and reasonably, ensure water and electricity security, and abstain from changing the use of the leased property without Party A’s consent.

8.2 During the lease term, Party B shall promptly notify Party A to repair the leased property and its ancillary facilities when they are found to be damaged or malfunctioning. Party A shall carry out the repair within 5 days after receiving Party B’s notice. If Party A cannot be served with notice, Party A does not make the repair after receiving the notice, or the repair must be done immediately owing to the exigencies, Party B has the right to make the repair on behalf of Party A, and the expenses incurred therefrom shall be borne by Party A. Where the repair impacts the availability of the property to Party B, the rent shall be reduced or the lease term extended accordingly.

Where the leased property or its ancillary facilities (including Party B’s decoration of the property and additional facilities & equipment) are damaged or malfunction owing to Party B’s intentional act or improper use, Party B shall make the repair and Party A does not assume the repair obligations.

If Party A or Party B does not promptly perform the repair, maintenance, and other obligations as set out in this Agreement causing personal damage or property loss to the other party or a third party during the lease term, the responsible party shall bear the liability for compensation.

8.3 When an emergency repair is required but Party B cannot be served with notice or cannot be present despite notification, Party A may, with the assistance of property management and other departments, enter the leased property to carry out the emergency repair and compensate for any loss caused to Party B as a result.

Article 9 Subletting, lease renewal, and priority

9.1 Subletting

☐ Party B shall not sublet the leased property.

☐ If the leased property is for industrial use as well as the land supply contract and industrial development supervision agreement related to the leased property allow subletting, Party A agrees that Party B may sublet the leased property according to the provisions or agreements, but Party B shall ensure the term of subletting shall not exceed the remaining lease term as agreed in this Agreement, bind the Sub-lessee to fulfill the lease obligations, assume responsibility for the Sub-lessee’s breach o6f contract, and prevent the Sub-lessee from subletting again.

☐ If the leased property is not for industrial use, Party A agrees that Party B may sublet the whole or part of the leased property to others, but Party B shall ensure the term of subletting shall not exceed the remaining lease term as agreed in this Agreement, bind the Sub-lessee to fulfill the lease obligations, assume responsibility for the Sub-lessee’s breach of contract, and prevent the Sub-lessee from subletting again.

9.2 Lease renewal

If Party B needs to continue to rent the leased property upon the expiration of the lease term set out in this Agreement, it shall submit a written application for lease renewal to Party A _____ days before the expiration of the lease term. If both parties agree on the release renewal, they shall conclude a new lease contract or sign an agreement to change the lease term. Party B shall have priority to renew the lease under the same terms.

9.3 Priority

Party A shall notify Party B in advance of the sale of the leased property during the lease term. Party B shall have priority to purchase the property in equal conditions such as price and payment method. Party B shall not have such priority, where Party A sells the entire building where the leased property is located or the complex consisting of the leased property or other properties.

Article 10 Return of the leased property

10.1 Party B shall vacate the leased property and return the property and its ancillary facilities to Party A within 15 days after the expiration of the lease term or the date of dissolution of this Agreement. If Party B fails to vacate and move out of the property within the aforesaid time limit and Party B is not reachable, the parties agree to deal with the situation in the following manner:

□ Party A has the right to dispose of all items left in the leased property as waste.

□ Party B provides an emergency contact __________. If Party B’s emergency contact does not empty the property within _____ days from the date of receiving the notice, Party A has the right to dispose of all the items left in the leased property as waste.

□ Party A entrusts a third-party storage company to keep the items left by Party B in the leased property on its behalf. The storage costs shall be borne by Party B on its own.

□ Party A disposes of the items left by Party B in the leased property by means of □auction/□sale and keep the proceeds on behalf of Party B.

□ Others__________________.

10.2 If Party B leave items behind when returning the leased property to Party A, it shall be deemed to surrender the ownership of these items and Party A has the right to dispose of them as waste. Party A can request Party B to bear the costs arising from the disposal of the waste left behind by Party B.

10.3 When the leased property is returned, both parties shall inspect the leased property, ancillary facilities and equipment, use of water, electricity, and gas, and other conditions before delivery, and affix their signature or seal to the Letter of Confirmation of Property Return (see Appendix IV).

Article 11 Dissolution of the Agreement

11.1 This Agreement may be dissolved upon mutual consultation of both parties.

11.2 Party A has the right to unilaterally dissolve this Agreement and take back the leased property if Party B has any of the following circumstances:

(1) Party B fails to pay the rent or other expenses or fails to make the payment as agreed for 30 days.

(2) On the premise that the leased property meets the agreed delivery standards, Party B refuses to sign the Letter of Confirmation for Property Delivery without justified reasons.

(3) Party B dismantles and changes the main structure of the property without authorization.

(4) Party B changes the use of the leased property without authorization.

(5) Party B sublets the leased property to a third person without authorization.

(6) Party B uses the leased property to engage in illegal activities.

11.3 Party B has the right to unilaterally dissolve this Agreement, if Party A has any of the following circumstances:

(1) Party A fails to deliver the leased property 7 days later than the agreed time limit;

(2) Party A has no right to lease the property or the delivered property does not comply with this Agreement, which seriously impacts Party B’s use or endangers Party B’s safety or health;

(3) Party A fails to undertake the agreed maintenance obligations or to pay all the expenses that should be borne by Party A, rendering Party B unable to use the leased property.

11.4 Both parties have the right to dissolve this Agreement under any of the following circumstances:

(1) The leased property has been expropriated and demolished according to law for social welfare or similar purposes or due to the needs of urban construction [in this case, Party A shall reasonably compensate for the losses suffered by Party B due to the failure to perform the Agreement (including decoration losses)];

(2) The leased property is damaged, lost, or identified to be dangerous and unusable due to force majeure events such as earthquake and fire;

(3) When signing this Agreement, Party A has informed Party B that the property has been mortgaged before its lease and that it is likely to be disposed of during the lease term and now the leased property is subject to disposal.

11.5 In case of the above circumstances, this Agreement shall be dissolved when Party A or Party B delivers the Notice of Dissolution of Agreement (see Appendix V) to the other party in accordance with Article 14 of this Agreement.

Article 12 Liabilities for breach of contract

12.1 Party A’s liabilities for breach of contract

(1) If Party A has the circumstances set out in Article 11.3 of this Agreement and Party B dissolves this Agreement, Party A shall return the deposit and the rent balance received in advance within 5 days after the dissolution of this Agreement, and pay the damages for breach of contract to Party B in an amount equal to the monthly rent indicated in this Agreement. If the damages for breach of contract paid are insufficient to offset the losses of Party B, Party A shall also compensate for the remaining losses.

(2) If Party A fails to deliver the leased property on time or there are circumstances set out in Paragraph 2 and Paragraph 3 of Article 11.3 of this Agreement and Party B doesn’t dissolve this Agreement, Party A shall pay Party B the damages for breach of contract as high as twice the daily rent every day during the breach (the maximum damages for breach of contract shall not exceed twice the monthly rent).

(3) During the lease term, if Party A unilaterally dissolves this Agreement without the circumstances set out in Article 11 of this Agreement, it shall notify Party B in writing at least 30 days in advance, return the deposit and the rent balance received in advance, and pay Party B the damages for breach of contract as high as twice the monthly rent indicated in this Agreement. If the damages for breach of contract paid are insufficient to offset the losses of Party B, Party A shall also compensate for the remaining losses.

12.1 Party B’s liabilities for breach of contract

(1) If Party B has the circumstances set out in Article 11.2 of this Agreement, it shall pay the damages for breach of contract to Party B in an amount equal to the monthly rent indicated in this Agreement. If the damages for breach of contract paid are insufficient to offset the losses of Party A, Party B shall also compensate for the remaining losses.

(2) When Party B fails to pay the rent, deposit or other expenses in due time, if the conditions for agreement dissolution aren’t met or Party A doesn’t dissolve this Agreement although the conditions for agreement dissolution are met, Party B shall pay Party A the damages for breach of contract as high as twice the daily rent for each day of the overdue period.

(3) During the lease term, if Party B unilaterally dissolves this Agreement without the circumstances set out in Article 11 of this Agreement, it shall notify Party A in writing at least 30 days in advance and pay Party A the damages for breach of contract as high as twice the monthly rent indicated in this Agreement. If the damages for breach of contract paid are insufficient to offset the losses of Party A, Party B shall also compensate for the remaining losses.

(4) If the lease term expires or this Agreement is dissolved, Party B shall move out and return the leased property in time. In case of late move or refusal to return, Party B shall pay the damages for breach of contract to Party A as high as twice the daily rent for each day of the overdue period.

(5) If Party B renovates, decorates, or installs facilities and equipment that affect the structure of the leased property without the consent of Party A, it shall restore the property to its original state and compensate Party A for the losses caused thereby. If Party B causes personal injury or property loss to Party A or a third party due to the aforementioned behavior, it shall bear all legal consequences and compensate for the losses caused therefrom.

Article 13 Special clauses

Party A and Party B shall sign Appendix VII Shenzhen Property Lease Safety Management Responsibility Letter (hereinafter referred to as “the Responsibility Letter”), and fully and properly perform the safety management responsibilities and obligations stipulated in the Responsibility Letter. If either party violates the provisions of the Responsibility Letter, resulting in safety accidents, personal injuries, or property losses to others during the lease of the property under this Agreement, the responsible party shall bear all legal consequences and economic losses caused therefrom.

Article 14 Notification and delivery

14.1 Both parties agree to send notices in the form of □mail, □email, □WeChat message, or □SMS. The valid addresses for service confirmed by both parties are as follows:

Address for service of Party A: □Same as the mailing address listed in the chapeau

□ Other addresses __________________________________________

□ Email address □ WeChat account □ Mobile phone number______________________

Address for service of Party B: □ Same as the mailing address listed in the chapeau

□ Other addresses ___________________________________________

□ Email address □ WeChat account □Mobile phone number______________________

If the above address is changed, either party shall notify the other party in writing. Otherwise, the above address shall still be regarded as the effective address. If a notice or document is sent by one party to the other party by mail, the date of receipt by the recipient shall be the date of delivery.

14.2 If notices or documents cannot be delivered by the above methods, the notices or documents sent by Party A to the place where the leased property is located under this Agreement shall be deemed as effective delivery before Party B releases the property.

Article 15 Dispute resolution

15.1 If negotiation fails, either party may request the relevant administrative departments, industry associations, or other third parties for mediation, or:

□ Apply to Shenzhen Court of International Arbitration for arbitration.

□ Bring a lawsuit to the people’s court where the leased property is located.

15.2 The clause on dispute resolution in this Agreement exists independently, and the modification, dissolution, termination, invalidity, or revocation of this Agreement will not affect its validity.

Article 16 Modification of this Agreement

Unless both parties reach a consensus through negotiation, neither party may unilaterally change the content set out in this Agreement. Both parties may sign a supplementary agreement for the modification of this Agreement, which has the same legal effect as this Agreement.

Article 17 Agreement signing, registration, and filing

17.1 This Agreement shall come into effect as of the date of signing by both parties, and shall be made in triplicate, one for Party A, one for Party B, and one for the housing rental management department, with the same legal effect.

17.2 The appendices, as an integral part of this Contract, shall have equal legal effect as this Agreement.

17.3 Within 10 days after the signing of this Agreement, both parties shall go through the property lease registration and filing procedures with the competent department (see the Instructions for Property Lease Registration and Filing for details).

Date of signing: April 20, 2025                     Date: April 20, 2025